As filed with the Securities and Exchange Commission on June 30, 2010
Registration Nos. 333-35830 and 333-35830-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NOS. 333-35830 AND 333-35830-01
UNDER THE SECURITIES ACT OF 1933

XTO Energy Inc.	Hugoton Royalty Trust
(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)

Delaware	Texas
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

75-2347769	58-6379215
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

810 Houston Street Fort Worth, Texas 76102 (817) 870-2800	U.S. Trust, Bank of America Private Wealth Management Trustee P.O. Box 830650 Dallas, Texas 75283-0650 (877) 228-5083
(Address, including zip code, and telephone number, including area code, of co-registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of co-registrant’s principal executive offices)

 Cross Timbers Oil Company 1998 Royalty Trust Option Plan
(Full title of the plan)

Mr. Frank G. McDonald Senior Vice President and General Counsel 810 Houston Street Fort Worth, Texas 76102 (817) 870-2800	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management Trustee P.O. Box 830650 Dallas, Texas 75283-0650 (877) 228-5083
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☒	Accelerated Filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company 

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of XTO Energy Inc. (the “Company”) and Hugoton Royalty Trust (the “Trust”) on Form S-8 (File No. 333-35830 of the Company and File No. 333-35830-01 of the Trust), filed with the Securities and Exchange Commission on April 28, 2000, which registered 1,216,423 Hugoton Royalty Trust units (“Trust Units”) for sale and 73,684 Trust Units for resale under the Cross Timbers Oil Company 1998 Royalty Trust Option Plan (the “Registration Statement”).

On June 25, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 13, 2009 among the Company, Exxon Mobil Corporation (“ExxonMobil”) and ExxonMobil Investment Corporation, a wholly owned subsidiary of ExxonMobil (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of ExxonMobil.

As a result of the Merger, the Company and the Trust have terminated any and all offerings of securities pursuant to the Registration Statement.  Accordingly, the Company and the Trust hereby terminate the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company and the Trust in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, remove from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on June 30, 2010.

XTO ENERGY INC.

By:	/s/ Jack P. Williams
	Name:	Jack P. Williams
	Title:	President

HUGOTON ROYALTY TRUST

By:	BANK OF AMERICA, N.A., TRUSTEE

	By:	/s/ Nancy G. Willis
Name: Nancy G. Willis
Title: Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William M. Colton	Director	June 30, 2010
William M. Colton

/s/ Beverley A. Babcock	Director	June 30, 2010
Beverley A. Babcock

/s/ David Levy	Director	June 30, 2010
David Levy

/s/ Robert N. Schleckser	Director	June 30, 2010
Robert N. Schleckser

/s/ Jack P. Williams	President	June 30, 2010
Jack P. Williams	(Principal Executive Officer)

/s/ Brent W. Clum	Senior Vice President and Treasurer	June 30, 2010
Brent W. Clum	(Principal Financial Officer)

/s/ Bennie G. Kniffen	Senior Vice President and Controller	June 30, 2010
Bennie G. Kniffen	(Principal Accounting Officer)

(The Trust has no directors or executive officers.)